Item 77D -
DWS RREEF
World Real
Estate Fund,
Inc.
Recent
Changes in
Fund Name,
Investment
Strategy, Use
of Leverage
and
Diversification
Sub-
Classification
Effective June
30, 2010,
pursuant to
Board
approval, the
Fund ceased
using the global
tactical asset
allocation
overlay
strategy
("iGAP") of the
Fund's
investment
manager,
Deutsche
Investment
Management
Americas Inc.
("DIMA"). DIMA
and its affiliate,
RREEF
America L.L.C.
("RREEF"), the
Fund's
investment
advisor, believe
this change,
combined with
the introduction
of leverage as
discussed
below, has the
potential to
provide a more
stable level of
attractive
earnings for the
Fund. In
connection with
this change,
the Board also
approved a
change in the
name of the
Fund from
"DWS RREEF
World Real
Estate &
Tactical
Strategies
Fund, Inc." to
"DWS RREEF
World Real
Estate Fund,
Inc." RREEF
will continue to
be responsible
for managing
the Fund's
investments in
global real
estate
securities and
other permitted
investments.
The iGAP
strategy
attempted to
take advantage
of short-term
inefficiencies
and relative
mispricings in
the global
equity, bond
and currency
markets and
was
implemented
through the use
of derivatives,
primarily
futures, forward
and swap
contracts. The
iGAP strategy
was
implemented
independently
of the Fund's
investments in
real estate
securities. The
Fund may
continue to use
derivatives in
connection with
its investments
in real estate
securities,
including,
among others,
forward foreign
currency
contracts,
currency swaps
and total return
swaps.
As part of the
foregoing
change of
strategy, on
July 7, 2010,
pursuant to
Board
approval, the
Fund entered
into a Credit
Agreement for
leverage
purposes,
which is
permitted by
the Fund's
investment
policies, with a
commercial
bank for a
secured line of
credit in an
amount up to
$50,000,000
(the "Credit
Agreement").
DIMA and
RREEF
recommended
the addition of
borrowing, as
they believe
leverage can
increase the
yield
opportunities
for the Fund.
The new credit
facility has a
maturity date of
July 6, 2011.
Loans under
the facility
generally bear
interest at the
applicable
LIBOR rate
plus 1.25%. A
commitment
fee on any
unused portion
of the credit
line is charged
to the Fund and
is included with
the interest
expense. The
amount the
Fund borrows
under the credit
facility, which
could be up to
331/3% of its
total managed
assets, and the
interest rates
charged on
borrowed
amounts may
fluctuate during
the life of the
facility.
Under the
terms of the
Credit
Agreement, the
Fund is subject
to certain
restrictions on
its investments.
Moreover,
certain
covenants
contained in
the Credit
Agreement
impose asset
coverage or
portfolio
composition
requirements
that are more
stringent than
those imposed
on the Fund by
the Investment
Company Act
of 1940, as
amended (the
"1940 Act"). It
is not currently
anticipated that
these
covenants or
guidelines will
impede DIMA
or RREEF from
managing the
Fund's portfolio
in accordance
with its
investment
objectives and
policies. Under
the 1940 Act,
the Fund is not
permitted to
incur
indebtedness
unless
immediately
after such
borrowing the
Fund has an
asset coverage
of at least
300% of the
aggregate
outstanding
principal
balance of
indebtedness
(i.e., such
indebtedness
may not
exceed 331/3%
of the value of
the Fund's total
managed
assets).
Additionally,
under the 1940
Act, the Fund
may not
declare any
dividend or
other
distribution
upon any class
of its shares, or
purchase any
such shares,
unless the
aggregate
indebtedness
of the Fund
has, at the time
of the
declaration of
any such
dividend or
distribution or
at the time of
any such
purchase, an
asset coverage
of at least
300% after
deducting the
amount of such
dividend,
distribution or
purchase price,
as the case
may be.
Leverage
creates risks
for
stockholders,
including the
likelihood of
greater volatility
of net asset
value and
market price.
There is a risk
that fluctuations
in the interest
rates on any
borrowings
may adversely
affect the return
to stockholders.
If the return on
the securities
purchased with
such funds is
not sufficient to
cover the cost
of leverage, the
return on the
Fund will be
less than if
leverage had
not been used,
and therefore
the amount
available for
distribution to
stockholders as
dividends and
other
distributions will
be reduced.
Nevertheless,
the Fund, in its
best judgment,
may determine
to maintain the
Fund's
leveraged
position if it
deems such
action to be
appropriate
under the
circumstances.
There is no
assurance that
the Fund's
leveraging
strategy will be
successful.
Changes in the
value of the
Fund's portfolio
(including
investments
bought with
leverage
proceeds) will
be borne
entirely by the
stockholders. If
there is a net
decrease (or
increase) in the
value of the
Fund's
investment
portfolio,
leverage will
decrease (or
increase) the
net asset value
per share to a
greater extent
than if the Fund
were not
leveraged.
During periods
in which the
Fund is using
leverage, the
fees received
by DIMA,
RREEF and
other
subadvisors for
investment
management
and advisory
services will be
higher than if
the Fund did
not use
leverage
because the
fees paid will
be calculated
on the basis of
the Fund's total
managed
assets,
including
proceeds from
the use of
leverage.
Leverage
involves risks
and special
considerations
for the Fund's
stockholders,
including:
?	the
likelihood of
greater
volatility of
net asset
value and
market price
of and
dividends
on the
Fund's
shares than
a
comparable
portfolio
without
leverage;
?	the risk that
fluctuations
in interest
rates on
borrowings
that the
Fund must
pay will
reduce the
return to
stockholder
s; and
?	the effect of
leverage in
a declining
market,
which is
likely to
cause a
greater
decline in
the net
asset value
of the
Fund's
shares than
if the Fund
were not
leveraged,
which may
result in a
greater
decline in
the market
price of the
Fund's
shares.
It is also
possible that
the Fund will be
required to sell
assets at a time
when it would
otherwise not
do so, possibly
at a loss, in
order to
redeem or
meet payment
obligations on
any leverage.
Such a sale
may reduce the
Fund's net
asset value for
an extended
period of time.
Nevertheless,
the Fund, in its
best judgment,
may determine
to continue to
use leverage if
it expects that
the benefits to
the Fund's
stockholders of
maintaining the
leveraged
position will
outweigh the
current reduced
return. The
Fund's use of
leverage may
also impair the
ability of the
Fund to
maintain its
qualification for
federal income
tax purposes
as a regulated
investment
company.
Lastly, effective
as of June 30,
2010, pursuant
to applicable
provisions of
the 1940 Act
and rules
thereunder, the
Fund's
diversification
sub-
classification
changed from
non-diversified
to diversified.
Since the Fund
has operated
as a diversified
investment
company at all
times since its
inception in
June 2007, it is
no longer
permitted to
operate as
non-diversified
without
stockholder
approval.